SUB-EXPENSE LIMITATION AGREEMENT

JAMES ALPHA YORKVILLE MLP PORTFOLIO

THIS SUB-EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of the 23rd day of March, 2015, by and between James Alpha Management, LLC (the “Manager”), the investment adviser to the James Alpha Yorkville MLP Portfolio (the “Fund”), a series of Saratoga Advantage Trust (the “Trust”), and Yorkville Capital Management, LLC, the investment sub-adviser to the Fund (the “Advisor”).

WITNESSETH:

WHEREAS, the Manager renders advice and services to the Fund pursuant to the terms and provisions of an Investment Management Agreement between the Trust and the Manager dated as of the 23rd day of March, 2015, (the “Investment Management Agreement”); and

WHEREAS, the Advisor renders advice and services to the Fund pursuant to the terms and provisions of an Investment Sub-Advisory Agreement between the Manager and the Advisor dated as of the 23rd day of March, 2015, (the “Sub-Advisory Agreement”); and

WHEREAS, the Manager has agreed to limit the Fund’s Operating Expenses (as that term is defined in Paragraph 2 of this Agreement) pursuant to the terms and provisions of an Operating Expense Limitation Agreement between the Trust (on behalf of the Fund) and the Manager (the “Expense Limitation Agreement”); and

WHEREAS, the Advisor acknowledges the benefit of limiting the Fund’s Operating Expenses until the Fund reaches sufficient scale to be self-sustaining and has agreed to share with the Manager the responsibility of limiting the Fund’s Operating Expenses on the terms set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. SUPPORT OF LIMIT ON FUND OPERATING EXPENSES. To support the Manager’s obligation to limit the current Operating Expenses of each share class of the Fund to the annual rate listed in Appendix A of the Expense Limitation Agreement, the Advisor hereby agrees as follows: 1) to waive 100% of the management fee it is otherwise entitled to receive under the Sub-Advisory Agreement until the Fund’s net assets are sufficient to enable the Fund to pay all of its expenses without the Manager waiving the management fee it receives from the Fund or reimbursing Fund expenses pursuant to the Expense Limitation Agreement (the “Break Even Net Assets”), and 2) to waive one half of the management fee it is otherwise entitled to receive under the Sub-Advisory Agreement (i.e., 30 basis points per annum) on the first $25 million of net assets above the Break Even Net Assets managed by the Advisor.

2. DEFINITION. For purposes of this Agreement and the Expense Limitation Agreement, the term “Operating Expenses” with respect to the Fund, is defined to include all expenses of the Fund and each of its classes, including the Manager’s investment advisory fee detailed in the Investment Management Agreement and any Rule 12b-1 or similar marketing and distribution-related fees, but does not include any front-end or contingent deferred sales loads, taxes, leverage, interest, dividend and interest expenses on short sales, brokerage commissions, expenses incurred in connection with any merger, liquidation or reorganization, extraordinary or non-routine expenses such as litigation, or acquired Fund fees and expenses.

3. TERM AND TERMINATION. This Agreement shall become effective with respect to the Fund as of the date first above written and shall continue indefinitely unless terminated by mutual consent of the parties hereto.

4. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

5. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

6. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940, as amended, and the Investment Advisers Act of 1940, as amended, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

YORKVILLE CAPITAL MANAGEMENT, LLC                       JAMES ALPHA MANAGEMENT, LLC

By: /s/ Darren Schuringa                                                                 By: /s/ James S. Vitalie

Name: Darren Schuringa                                                                         Name: James S. Vitalie

Title: Managing Director                                                                         Title: President